CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Atossa Genetics Inc. (a development stage company) of our report dated February 20, 2010 relating to the financial statements as of December 31, 2009 and for the period from April 30, 2009 (date of inception) to December 31, 2009 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

KCCW

KCCW Accountancy Corp.

Diamond Bar, California
September 30, 2010

KCCW Accountancy Corp.
22632 Golden Springs Dr #230, Diamond Bar, CA 91765, USA
Tel. +1 909 348 7228 • Fax. +1 626 529 1580 • info@kccwcpa.com